Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-263575 on Form S-3ASR and Registration Statement Nos. 333-269977, 333-126752, 333-154977, 333-193845, 333-217597, and 333-224552 on Forms S-8 of our reports dated February 23, 2024, relating to the consolidated financial statements and financial statement schedule of Lazard, Inc. and subsidiaries (formerly Lazard Ltd) (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.
/s/ Deloitte & Touche LLP
New York, New York
February 23, 2024